Release: IMMEDIATE            Contact:
                           MacroChem Corp.:           Bernard Patriacca - VP/CFO
                                                                  (781) 489-7310
                        Investor Relations:   The Investor Relations Group, Inc.
                                              Jordan Silverstein/Christine Berni
                                                                  (212) 825-3210


                MACROCHEM INITIATES PHASE II TRIAL OF ECONAIL(TM)
                           TOPICAL ANTIFUNGAL LACQUER

         Wellesley Hills, MA, October 3, 2006 - MacroChem Corporation (OTCBB:
MACM) has begun enrollment in a Phase II study of EcoNail(TM) in patients with onychomycosis, a fungal infection of the fingernail and toenail. MacroChem expects to enroll approximately 40 patients in this U.S. multi-center open label trial. Patients participating in the study, which is being conducted under MacroChem's U.S. IND, will receive 48 weeks of treatment and will undergo efficacy assessments using standard criteria of nail appearance and mycology. The study protocol also specifies an interim assessment after all patients complete 24 weeks of treatment. At both the interim and final assessments, MacroChem plans to utilize a panel of independent onychomycosis experts to assist with the efficacy evaluations.
         "This Phase II efficacy study is an important milestone for our Company," stated Robert J. DeLuccia, President and CEO of MacroChem. "This trial was specifically designed, with the assistance of well-known onychomycosis experts, to address three important objectives: to assess early signs of efficacy, to maintain robust clinical endpoints in the full study, and, if successful, to facilitate advancement to Phase III as soon as possible."
         He further stated, "If successfully brought to market, EcoNail would be used to treat a very common fungal infection of the toenails where existing oral medications can have adverse effects on the liver, and the only marketed topical product in the U.S. is less effective. I believe a topical therapy, without the treatment-limiting side effects experienced with the current market-leading oral products, and with better efficacy than the only available topical product, could provide a substantial commercial opportunity."
         Onychomycosis afflicts more than 30 million Americans, the vast majority of whom do not receive prescription therapy. Currently marketed oral and topical prescription treatments for nail fungal infections have annual sales exceeding $750 million in the U.S.
         Mr. DeLuccia further noted: "We believe that an effective, well-tolerated and easy-to-use topical onychomycosis therapy could both attract patients currently receiving other treatments and also expand the existing market to include patients who are not currently being treated."

                                     -more-

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         EcoNail is a lacquer containing the antifungal econazole and SEPA(R),
MacroChem's patented enhancer. The Company's studies suggest that SEPA allows a high concentration of econazole to penetrate the nail and reach the underside of the nail and the nail bed, where the fungi that cause the disease reside. In a prior U.S. Phase I tolerance/human exposure trial of EcoNail in nineteen patients with onychomycosis of the toenails, EcoNail was well tolerated, and investigators reported no serious drug-related adverse events. Serum assays used to determine the level of drug in the bloodstream showed no detectable levels of econazole, further supporting EcoNail's systemic safety profile. Data from the 18-week trial were presented in May 2005 at the annual meeting of the Society for Investigative Dermatology.
         In addition to advancing clinical development of its lead product candidate, EcoNail, the Company's strategic priorities include seeking a partner to advance the Company's Opterone(R) product candidate into a Phase II clinical trial as well as evaluating opportunities to in-license new products and technologies.

ABOUT MACROCHEM
MacroChem Corporation is a specialty pharmaceutical company with two clinical development stage products containing our patented enhancer, SEPA(R): EcoNail, to treat fungal infection of the nail and Opterone(R), to treat male hypogonadism. In addition to our SEPA technology, we are also evaluating applications for MacroDerm(TM), our patented series of polymers that impede penetration of active ingredients through the skin. For more information visit our website, http://www.macrochem.com.


FORWARD-LOOKING STATEMENTS
With the exception of historical information contained in this press release, the matters described herein are forward-looking statements that involve risks and uncertainties. MacroChem's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed or referred to in the section entitled "Risk Factors" in MacroChem's Annual Report on Form 10-K, as well as those discussed elsewhere therein, and include, without limitation, risks regarding product development, the timing and results of clinical trials, the regulatory approval process, capital requirements, financial condition, patent protection and dependence on third parties for development and licensing arrangements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. MacroChem undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For more information visit our website, http://www.macrochem.com.

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